UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2014

Donegal Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15341	23-02424711
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1195 River Road, Marietta, Pennsylvania	17547
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 717-426-1931

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2014, our Board of Directors granted Donald H. Nikolaus a temporary medical leave of absence from his duties and responsibilities as our Chief Executive Officer, with the express understanding that, upon the conclusion of his medical leave, Mr. Nikolaus will resume his position as our Chief Executive Officer. During the period of his leave of absence, Mr. Nikolaus will continue to serve as President and Chief Executive Officer of Donegal Mutual Insurance Company (“Donegal Mutual”) and in all of the other capacities of the Donegal entities to the extent he currently so serves.

On August 29, 2014, our Board of Directors also appointed Kevin G. Burke to serve as our Acting Chief Executive Officer during the leave of absence of Mr. Nikolaus. Mr. Burke will fulfill his duties and responsibilities in consultation and cooperation with the Executive Committee of our Board of Directors and our Board of Directors. Mr. Burke, age 49, has served as our Executive Vice President and Chief Operating Officer since April 2014. Mr. Burke served as Senior Vice President of Human Resources of Donegal Mutual and us from 2005 to April 2014 and as Vice President of Human Resources of Donegal Mutual and us from 2001 to 2005. In light of the additional responsibilities the Board of Directors has assigned to Mr. Burke, during Mr. Burke’s term of service as Acting Chief Executive Officer, we will pay Mr. Burke additional compensation at an annual rate of $50,000 greater than his current salary.

We issued a press release on August 29, 2014, which we are filing as an exhibit to this Form 8-K and which we incorporate by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release dated August 29, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DONEGAL GROUP INC.

By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Executive Vice
President and Chief Financial Officer

Date: August 29, 2014